                                                                 EXHIBIT 20.1
NEWS RELEASE

For Release:   Immediate

Contact:       Jean Fargo                    Dave Rai
               Corporate Communications      Investor Relations
               (847) 405-3953                (847) 405-4103


                    SPS YEAR-END PROFITS UP 66 PERCENT

RIVERWOODS, IL, Jan. 28, 1998 - SPS Transaction Services, Inc. (NYSE:PAY) today reported record net income of $12.3 million or 45 cents per share on a diluted basis for the quarter ended December 31, 1997, as compared to a break-even fourth quarter in 1996. Fourth-quarter net operating revenues were $86.3 million, a 25 percent increase over $69.0 million last year.

   SPS, a provider of technology-based outsourcing services, also reported a 66 percent increase in net income for the year ended December 31, 1997 to $38.5 million, or $1.41 per share from $0.85 per share on a diluted basis, in 1996. Net operating revenues for 1997 increased 8 percent to a record $346.9 million.

   "This has been an especially rewarding quarter and year, validating the initiatives we took to operate more profitably in a difficult credit environment," said Robert L. Wieseneck, SPS president and chief executive officer. "1997 was also an outstanding year for our fee-based businesses. We will continue to focus on revenue growth and improving the performance of our asset-based consumer credit card business."

   The company reported a nine percent increase in electronic transactions processed for the quarter, from 112 million to 122 million. Active commercial accounts at December 31, 1997 were 979,000, up nine percent from 898,000 a year ago. Due to a shift in the mix toward technical help desk calls in TeleServices, fourth-quarter service minutes increased 14 percent to 14.8 million from 13.0 million in 1996, while customer contacts decreased 10 percent to 2.7 million.

   As anticipated, total loans outstanding, which represent both owned and securitized credit card loans, were $1.9 billion at December 31, 1997, down from $2.2 billion at the end of last year. Active consumer private label accounts, both owned and managed, decreased 11 percent to 3.1 million, compared to 3.5 million during fourth quarter 1996.

   SPS Transaction Services, Inc., a majority-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., provides a range of technology outsourcing services including the processing of credit card transactions, private label credit card programs, commercial accounts receivable processing and call center teleservices activities.

                                       ###

                                SPS TRANSACTION SERVICES, INC.
                                    Financial Highlights

                                       (In Thousands, Except Per Share Data)


                                          Three Months Ended December 31,
                                     -----------------------------------------
                                                     (Unaudited)

                                       1997              1996         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $  86,287         $  69,041           25%

Net Income                           $  12,286         $      20           --

Basic Earnings Per Common Share      $    0.45         $    0.00           --

Diluted Earnings Per Common Share    $    0.45         $    0.00           --

Basic Weighted Average Common
  Shares Outstanding                    27,221            27,190           --

Diluted Weighted Average Common
  Shares Outstanding                    27,430            27,349           --

                                              Year Ended December 31,
                                     -----------------------------------------


                                        1997             1996         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $ 346,885         $ 320,920            8%

Net Income                           $  38,500         $  23,246           66%

Basic Earnings Per Common Share      $    1.41         $    0.86           64%

Diluted Earnings Per Common Share    $    1.41         $    0.85           66%

Basic Weighted Average Common
  Shares Outstanding                    27,211            27,171            --

Diluted Weighted Average Common
  Shares Outstanding                    27,399            27,375            --



SPS TRANSACTION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(In thousands, except per share data)


                                     Three Months Ended          Year Ended
                                        December 31,            December 31,
                                     ------------------     -------------------
                                      1997        1996        1997       1996
                                     -------    -------     --------   --------
                                         (Unaudited)
Processing and service revenues      $70,433    $71,937     $279,513   $276,745
Merchant discount revenue              4,492      8,771       15,289     34,153
                                     -------    -------     --------   --------
                                      74,925     80,708      294,802    310,898

Interest revenue                      60,679     60,148      245,194    226,266
Interest expense                      17,227     19,305       74,748     79,129
                                     -------    -------     --------   --------
  Net interest income                 43,452     40,843      170,446    147,137
Provision for loan losses             32,090     52,510      118,363    137,115
                                     -------    -------     --------   --------
  Net credit income                   11,362    (11,667)      52,083     10,022

NET OPERATING REVENUES                86,287     69,041      346,885    320,920

Salaries and employee benefits        26,909     24,710      111,770     97,117
Processing and service expenses       23,775     28,448       98,624    108,544
Other expenses                        15,997     15,851       74,191     77,766
                                     -------    -------     --------   --------
  Total operating expenses            66,681     69,009      284,585    283,427
                                     -------    -------     --------   --------
Income before income taxes            19,606         32       62,300     37,493
Income tax expense                     7,320         12       23,800     14,247
                                     -------    -------     --------   --------
NET INCOME                           $12,286    $    20     $ 38,500   $ 23,246
                                     =======    =======     ========   ========

Basic Earnings Per Common Share      $  0.45    $  0.00     $   1.41   $   0.86

Diluted Earnings Per Common Share    $  0.45    $  0.00     $   1.41   $   0.85

Basic Weighted Average Common
  Shares Outstanding                  27,221     27,190       27,211     27,171

Diluted Weighted Average Common
  Shares Outstanding                  27,430     27,349       27,399     27,375


SPS TRANSACTION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(In thousands, except share data)

                                                   December 31,    December 31,
                                                       1997            1996
                                                   ------------    ------------
                                                    (Unaudited)
ASSETS:
  Cash and due from banks                           $   14,730      $   15,205
  Investments held to maturity - at amortized cost      36,617          41,675
  Credit card loans                                  1,295,787       1,637,507
  Allowance for loan losses                            (79,726)        (88,397)
                                                    ----------      ----------
    Credit card loans, net                           1,216,061       1,549,110
  Accrued interest receivable                           21,847          21,141
  Accounts receivable                                   29,349          42,202
  Due from affiliated companies                          9,921           9,900
  Amounts due from asset securitizations                93,260              --
  Premises and equipment, net                           32,895          25,294
  Deferred income taxes                                 43,059          38,266
  Prepaid expenses and other assets                     14,664          17,992
                                                    ----------      ----------
TOTAL ASSETS                                        $1,512,403      $1,760,785
                                                    ==========      ==========
LIABILITIES:
  Deposits:
    Noninterest-bearing                             $    6,206      $    9,012
    Interest-bearing                                   504,088         454,423
                                                    ----------      ----------
  Total deposits                                       510,294         463,435
  Accounts payable, accrued expenses and other          61,647          50,019
  Income taxes payable                                  19,725          17,756
  Due to affiliated companies                          639,066         982,547
  Accrued recourse obligation                           18,636          22,636
                                                    ----------      ----------
    Total liabilities                                1,249,368       1,536,393
                                                    ----------      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 100,000
    shares authorized; none issued or outstanding
  Common stock, $.01 par value, 40,000,000 and
    40,000,000 shares authorized; 27,276,269 and
    27,242,207 shares issued; 27,206,883 and
    27,187,462 shares outstanding at December 31,
    1997 and December 31, 1996, respectively
                                                           273             272
  Capital in excess of par value                        81,586          81,096
  Retained earnings                                    182,845         144,345
  Common stock held in treasury, at cost, $.01
    par value, 69,386 and 54,745 shares at
    December 31, 1997 and December 31, 1996,
    respectively                                        (1,662)         (1,312)
  Stock compensation plan                                  483             453
  Employee stock benefit trust                            (483)           (413)
  Unearned stock compensation                               (7)            (49)
                                                    ----------      ----------
    Total stockholders' equity                         263,035         224,392
                                                    ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $1,512,403      $1,760,785
                                                    ==========      ==========

                                   SPS TRANSACTION SERVICES, INC.
                                        STATISTICAL SUMMARY

                                                          Three Months
                                       Three Months Ended    Ended           Year Ended
                                          December 31,    September 30,     December 31,
                                       ------------------ -------------  ------------------
                                         1997      1996        1997        1997      1996
                                       --------  -------- -------------  --------  --------
                                          (Unaudited)      (Unaudited)
Income Statement Data (thousands)
  Transaction processing services      $ 26,415  $ 24,971   $ 22,771    $ 97,817   $ 87,758
  Managed Programs                       21,686    22,286     21,296      88,705     88,598
  HSB Programs                           12,769    15,436     12,310      50,674     51,744
  Servicing fees on securitized loans     9,563     9,244     10,130      42,317     48,645
                                       --------  --------   ---------   --------   --------
    Processing and service revenues    $ 70,433  $ 71,937   $ 66,507    $279,513   $276,745
                                       ========  ========   =========   ========   ========

Balance Sheet Data (millions)
  End-of-period
    Total loans*                       $1,875.8  $2,217.5   $1,825.1    $1,875.8   $2,217.5
    Owned loans                        $1,295.8  $1,637.5   $1,245.1    $1,295.8   $1,637.5

  Average
    Total loans*                       $1,832.0  $2,081.2   $1,875.4    $1,971.0   $2,095.0
    Owned loans                        $1,252.0  $1,501.2   $1,295.4    $1,391.0   $1,513.0

Operating Data (thousands)
  Electronic point-of-sale
    transactions processed              121,950   111,966    118,548     451,444    424,069
  TeleServices customer
    contacts processed                    2,685     2,983      1,946       9,298      9,745
  TeleServices service
    minutes processed                    14,848    13,005     11,936      57,039     48,484
  Active consumer private label
    accounts(end-of-period)               3,080     3,466      2,966       3,080      3,466
  Active commercial
    accounts(end-of-period)                 979       898        955         979        898

Asset Quality
  Average
    Net charge-off % (Total loans)*         9.6%      8.8%       9.4%        9.2%       7.7%
    Net charge-off % (Owned)               10.0%      8.9%       9.9%        9.4%       7.8%

  End-of-period
    30-89 days delinquency %(Total loans)*  5.4%      4.9%       5.7%        5.4%       4.9%
    30-89 days delinquency %(Owned)         5.7%      5.0%       6.2%        5.7%       5.0%

    90-179 days delinquency %(Total loans)* 4.2%      3.9%       4.1%        4.2%       3.9%
    90-179 days delinquency %(Owned)        4.7%      4.2%       4.6%        4.7%       4.2%

    Allowance for loan losses (Owned)
    (thousands)                        $ 79,726  $ 88,397   $ 75,236    $ 79,726   $ 88,397

    Allowance for loan losses % (Owned)     6.2%      5.4%       6.0%        6.2%       5.4%


[FN]
* Total loans represents both owned and securitized credit card loans.